Exhibit 99
PRESS RELEASE
For Immediate Release
CITYCENTER HOLDINGS, LLC COMPLETES $2 BILLION FINANCING
LAS VEGAS, Jan. 21, 2011 /PRNewswire/ — CityCenter Holdings, LLC (the “Company”) announced today that it has issued $900 million aggregate principal amount of its 7.625% senior secured first lien notes due 2016 and $600 million aggregate principal amount of its 10.75% senior secured second lien PIK toggle notes due 2017. The interest rate on the senior secured second lien notes increases by 0.75% if CityCenter elects to pay interest in the form of additional debt. The Company also received approximately $77 million in aggregate equity contributions from its owners, MGM Resorts International (NYSE: MGM) and Infinity World Development Corp.
The net proceeds from the offering and the contributed equity were used to reduce the outstanding principal balance of the Company’s senior secured credit facilities from approximately $1.85 billion to $500 million, to establish an interest escrow for the Company’s first lien notes and remaining senior credit facilities balance for approximately 18 months, and to pay fees and expenses associated with the transactions. Concurrently with the consummation of the offering, the Company’s senior secured credit facilities were amended and restated, and the remaining $500 million balance was extended to January 21, 2015.
MGM Resorts International Chairman and Chief Executive Officer James J. Murren, who also serves as the Chairman of the Company’s Board of Directors, said: “The success of this financing puts CityCenter on solid long term financial footing, and allows CityCenter the opportunity to continue to grow its brand awareness, market share, and cash flows.”
William Grounds, President and Chief Operating Officer of Infinity World Development Corp said: “We are very pleased with the strong support shown by the investment community for this financing. It is particularly gratifying that CityCenter was able to upsize the first lien notes from $500 million to $900 million, which affirms Infinity World’s belief in the strong long-term potential of CityCenter.”
CityCenter’s President and Chief Executive Officer, Bobby Baldwin, said: “The ARIA Hotel and Casino, along with the other components of CityCenter, continue to build momentum and are benefitting from the completion of construction in their vicinity.”
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CityCenter is an urban mixed-use development on the Las Vegas Strip that includes ARIA Resort & Casino, a 4,004-room casino resort; Mandarin Oriental Las Vegas, a 392-room non-gaming boutique hotel with 225 luxury condominium residences; Crystals, a retail dining and entertainment district; Vdara Hotel and Spa, a 1,495-room luxury hotel-condominium; and the Veer Towers, which contain 669 luxury condominium residences. CityCenter opened in December 2009.

CityCenter Holdings, LLC is a 50/50 joint venture of MGM Resorts International and Infinity World Development Corp (a wholly owned subsidiary of Dubai World).
Statements in this release which are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s future expectations. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of gaming, hospitality and entertainment companies and for the joint venture’s indebtedness in particular. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.
CONTACTS:

Investment Community	News Media
DANIEL D’ARRIGO	ALAN M. FELDMAN
Executive Vice President, CFO & Treasurer	Senior Vice President of Public Affairs
MGM Resorts International	MGM Resorts International
(702) 693-8895	(702) 650-6947 or afeldman@mgmresorts.com